Exhibit 10.348

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS

This Separation Agreement, General Release and Waiver of Claims (“Agreement”) is entered into by and between Benjamin Brigeman (“Mr. Brigeman”), on the one hand, and The Charles Schwab Corporation and Charles Schwab & Co., Inc., their respective affiliates and the predecessors, successors and assigns of each of the foregoing (collectively “Schwab” or the “Company”), on the other hand, dated as of the date by which both parties have executed the Agreement (the “Execution Date”) and effective upon the expiration of the Revocation Period described in Paragraph 25 (g), below (“Effective Date”). Together, Mr. Brigeman and the Company shall be referred to herein as “the Parties.”

RECITALS

WHEREAS, Mr. Brigeman will step down from his position as Executive Vice-President, Schwab Investor Services, effective February 15, 2012 and the employment relationship will end effective August 15, 2012.

WHEREAS, the Parties now desire to definitively resolve, fully and finally, all differences, disputes and claims Mr. Brigeman might have against the Company and anyone connected with it through and including the Execution Date, including, but not limited to, those arising out of or relating to Mr. Brigeman’s employment relationship with Schwab and the termination thereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Brigeman hereby agree as follows:

AGREEMENT

1. Resignation of Positions. Mr. Brigeman will step down as a Schwab Officer, from any and all Schwab directorships he holds, and from the Operating Council effective as of February 15, 2012 and will be deemed to have resigned his employment as of August 15, 2012, his last day of actual work (“Separation Date”). Mr. Brigeman acknowledges and agrees that with the exception of his accrued vacation or floating holidays and his paychecks for the pay periods after he signs this Agreement through August 15, 2012, he has received all earned wages and compensation due to him as a result of his employment as Executive Vice President, Schwab Investor Services with, and services as an officer and director of, the Company.

2. Consideration. Subject to and upon satisfaction by Mr. Brigeman of the terms and conditions set forth in this Agreement, Schwab agrees to provide Mr. Brigeman the following consideration, to which he is not otherwise entitled:

(i)	Schwab will continue to employ Mr. Brigeman, which it is not otherwise obligated to do, subject to the terms and conditions of this Agreement.

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Mr. Brigeman’s employment with Schwab will end on the earlier of: 1) his Separation Date or 2) a date resulting from a violation by Mr. Brigeman of his obligations set forth in this Agreement. The date Mr. Brigeman’s employment ends will be his Separation Date. During the period commencing on February 15, 2012 and ending on his Separation Date, Mr. Brigeman shall perform such duties as are assigned to him by Walt Bettinger, Chief Executive Officer and shall report solely to Mr. Bettinger regarding those duties. Mr. Brigeman agrees to comply with all Company policies (including but not limited to human resources, information security, compliance, the Code of Business Conduct, and all Compliance policies on outside business activities), up through and including his Separation Date. In the event Mr. Brigeman fails to comply with all Company policies or violates the terms of this Agreement, the Company will notify him of such failure to comply or violation of this Agreement and, if applicable, will provide him with the opportunity to cure the failure to comply or violation within 20 days. In the event such failure or violation cannot be cured or, if able to be cured, Mr. Brigeman fails to cure within 20 days, his employment will be deemed terminated immediately. In such event, all remaining payments and benefits due to Mr. Brigeman under this Agreement shall cease immediately and he will not receive any payments under Paragraph 2 (ii) or the Additional Consideration set forth in Paragraph 4.

(ii)	Schwab will pay Mr. Brigeman a payment of Two Million Nine Hundred Sixty-Six Thousand Eight Hundred and Four Dollars and Fifty Cents ($2,966,804.50), less usual and customary taxes, withholding, and authorized deductions as long as Mr. Brigeman does not accept any position or otherwise begin to act in any capacity with a company or entity that is a Competitor Business (“Competitor Business” is defined for purposes of this Agreement as the business entities listed or described in Exhibit A) for twelve (12) months following his Separation Date. Schwab will advance two (2) payments of $988,934.75 each (less applicable taxes) payable on or before December 30, 2012 and March 15, 2013. If Mr. Brigeman accepts or otherwise begins to act in any capacity with a company or entity that is a Competitor Business before twelve (12) months from his Separation Date, he will be required to repay Schwab the gross amount of these payments because he does not earn these payment until twelve (12) months from his Separation Date, as long as he has not worked for a Competitor Business. If he does not work for a Competitor Business during the twelve (12) months after his Separation Date, he also will receive a final payment of $988,934.75 (less applicable taxes) on or about August 20, 2013.

3. Entire Consideration. Mr. Brigeman acknowledges that Schwab is under no obligation to provide the consideration to him pursuant to Paragraph 2 and will do so only subject to his agreement to, and compliance with, the terms of this Agreement. Mr. Brigeman agrees that the amount and promises set forth in Paragraph 2 shall constitute the entire consideration provided to him under this Agreement, and that Mr. Brigeman shall not seek any further compensation or other consideration for any other claimed damage, costs, or attorneys’

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fees in connection with the matters encompassed in this Agreement. Mr. Brigeman expressly agrees that he waives any such rights or benefits in exchange for the rights and benefits provided under this Agreement. Mr. Brigeman acknowledges and agrees that he is not eligible for or entitled to any severance benefits under The Charles Schwab Severance Pay Plan or under any other severance or termination pay or benefits arrangement with Schwab.

4. Additional Consideration. If Mr. Brigeman executes (and does not revoke) the Supplemental Waiver and Release Agreement attached as Exhibit B to the Agreement on or within five (5) business days after his Separation Date, Schwab will provide additional consideration as follows: Schwab will pay Mr. Brigeman a lump sum payment of Forty-Seven Thousand Six Hundred Seventy-Five Dollars and Forty-Five Cents ($47,675.45), less usual and customary taxes, withholding and authorized deductions each month for twelve consecutive months beginning on August 31, 2012 through July 31, 2013 for a total of $572,105.44 (“Additional Consideration”).

5. No Other Employee Benefits. Mr. Brigeman is not eligible for any other benefits or payments not specifically provided for in this Agreement. Upon reaching the Separation Date, in accordance with federal and state regulations, Mr. Brigeman will be offered the opportunity to continue receiving certain insured group benefit coverage, such as medical benefits, for a period of time not to exceed eighteen (18) additional months, provided Mr. Brigeman pays the appropriate premiums for the coverage and returns the necessary paperwork.

6. Retirement Savings and Investment Plan. Mr. Brigeman’s active participation in The SchwabPlan Retirement Savings & Investment Plan shall cease as of August 15, 2012. Mr. Brigeman will not receive matching contributions or any discretionary profit sharing for 2012. Mr. Brigeman’s vested interest in Company contributions (other than matching contributions, which are automatically fully vested) will be determined based on his service through the Separation Date.

7. The Charles Schwab Corporation Stock Incentive Plans. Mr. Brigeman will continue to vest in any stock options previously granted until his Separation Date, in accordance with the terms and conditions of the applicable Plan documents. Under the provisions of The Charles Schwab Corporation stock incentive plans, Mr. Brigeman retains the right to exercise vested options for a specific period of time after his Separation Date. Any stock options that are not vested as of his Separation Date are immediately canceled. The applicable Stock Option Agreement(s) and Plan documents govern the vesting and exercising of stock options. Mr. Brigeman will continue to vest in any performance-based restricted stock units granted to him until the Separation Date in accordance with the terms and conditions of the applicable Plan documents. Performance-based restricted stock units not vested as of Mr. Brigeman’s Separation Date will be forfeited as provided by the applicable Plan documents. The Award Agreement(s) and Plan documents govern the performance-based restricted stock units.

8. Tax Treatment. Each of the payments to be made under Paragraph 2(ii) and Paragraph 4 are designated as separate payments for Internal Revenue Code Section 409A purposes. Mr. Brigeman understands and agrees that Schwab is providing no tax or legal advice,

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and makes no representations regarding tax obligations or consequences, if any, related to any part of this Agreement. Mr. Brigeman further agrees that he will assume any such tax obligations or consequences that may arise from this Agreement, and he shall not seek any indemnification from Schwab in this regard. Mr. Brigeman further agrees to indemnify and hold Schwab harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys’ fees or recoveries by any governmental entity against Schwab for any failure by Mr. Brigeman to pay taxes due and owing, if any, as a result of any payments under this Agreement.

9. Early Termination Date. Mr. Brigeman understands and agrees that if he accepts a position as an employee, acts as an independent contractor, consultant or sole proprietor, or acts as an officer, director, or partner in another public or privately held company at any time prior to August 15, 2012, he will notify Jay Allen, EVP, Human Resources (xxx) xxx-xxxx immediately. If Mr. Brigeman accepts any such position or otherwise begins to act in any such capacity with a company or entity that is not a Competitor Business (as set forth in Exhibit A) then Mr. Brigeman’s Separation Date will be deemed to be the earlier of August 15, 2012 or the next business day following his acceptance of such position, and his salary and benefits as an active employee shall cease as of such date. Mr. Brigeman will then be eligible to receive payments set forth under Paragraphs 2(ii) and 4, less usual and customary taxes, withholding and authorized deductions, on the dates set forth therein, provided he meets any eligibility requirements applicable to such payments hereunder. If Mr. Brigeman accepts any such position or otherwise begins to act in any capacity with a Competitor Business at any time prior to twelve (12) months from his Separation Date, his Separation Date will be deemed to be the earlier of August 15, 2012 or the next business day following his acceptance of such position and all remaining payments (including the Additional Consideration) and benefits under this Agreement shall cease immediately. In addition, any payments made pursuant to Paragraph 2(ii) will be required to be repaid to Schwab in their entirety because Mr. Brigeman has not earned the payments until twelve (12) months from his Separation Date (if it has not already occurred), as long as he has not worked for a Competitor Business. If Mr. Brigeman undertakes any activities in violation of this paragraph 9, or this Agreement, his Separation Date will be accelerated immediately and all payments and benefits from the Company to Mr. Brigeman under this Agreement (and the Additional Consideration) shall cease as of the new Separation Date.

10. No Filings. Mr. Brigeman represents that as of the Execution Date, he has not filed any action, claim, charge, or complaint against Schwab or any other Releasee identified in Paragraph 11 below, with any local, state, or federal agency, self-regulatory organization (“SRO”), or court and that he will not make such a filing at any time hereafter based upon any events or omissions occurring prior to and up to the Execution Date. In the event that any agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal or regulatory proceedings against Schwab or any other Releasee identified in Paragraph 11 below on Mr. Brigeman’s behalf, he promptly will request that the agency, SRO, or court withdraw from or dismiss the lawsuit, claim, charge, or complaint with prejudice, and in any event, waives his right to any form of recovery or relief in any such proceedings, including legal fees.

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11. Complete Release by Mr. Brigeman. Mr. Brigeman – for himself and for his heirs, representatives, attorneys, executors, administrators, successors, and assigns – releases Schwab, and all of its affiliates, subsidiaries, divisions, parent corporations, and stockholders, officers, directors, partners, servants, agents, employees, representatives, attorneys, employee welfare and retirement plans and the respective plan administrators and fiduciaries, past, present, and future, all persons acting under, by, through, or in concert with any of them, and each of them (all of whom are hereinafter referred to as “Releasees”), from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys’ fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time up to and including the Execution Date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to Mr. Brigeman’s employment relationship with Schwab or any other Releasee.

This release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the payments promised in Paragraph 2); claims of wrongful denial of insurance and employee benefits, or any claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, unfair business practices, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, the Genetic Information and Discrimination Act, the National Labor Relations Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, and any all related federal and state laws, and the state constitution. It is expressly understood by Mr. Brigeman that among the various rights and claims being waived by Mr. Brigeman in this Agreement are those for age discrimination arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. sec. 621, et seq.), as amended. Mr. Brigeman understands and agrees that, notwithstanding any provisions and covenants in this Paragraph, nothing in this Agreement is intended to constitute an unlawful release or waiver of any of his rights under any laws and/or to prevent, impede, or interfere with his ability and/or right to challenge the validity of this release. This paragraph is not intended to limit Mr. Brigeman from pursuing an action for the sole purpose of enforcing this Agreement.

12. Release of Unknown Claims. For the purpose of implementing a full and complete release, Mr. Brigeman expressly acknowledges that the releases he gives in this Agreement are intended to include, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was

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also for the release of those claims and contemplates the extinguishment of any such unknown claims. In making this waiver, Mr. Brigeman acknowledges that he may hereafter discover facts in addition to or different from those which he now believes to be true with respect to the subject matter released herein, but agrees that he has taken that possibility into account in reaching this Agreement and that, notwithstanding the discovery or existence of any such additional or different facts, Mr. Brigeman fully, finally, and forever settles and releases any and all such claims.

13. Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the administrators, predecessors, successors, and assignees of each of the Parties.

14. Indemnification. Nothing in this Agreement (including the release contained herein) shall be construed to limit Mr. Brigeman’s right to indemnification or contribution pursuant to Delaware or California law or the Company’s bylaws arising from actions taken in the scope of his employment with the Company.

15. No Attorney’s Fees and Costs. The Parties will bear their own respective costs and fees, including attorney’s fees, incurred in connection with negotiation and execution of this Agreement.

16. Non-Disparagement. Mr. Brigeman agrees that he will not make any disparaging or defamatory statements, either orally or in writing (and, for the purposes of this Agreement, the term “writing” includes but is not limited to electronic communications) to any third party (a) concerning Schwab or any Releasee, (b) concerning its or their officers, directors, employees or agents, (c) concerning its or their services, products, offerings, quantitative or other research, or methods of communicating such services, products or offerings, or its or their technology, operations processes, methods of doing business, or employment practices, or (d) that may tend to disrupt, impair, or otherwise interfere with the Schwab’s or any Releasee’s business, reputation, or relationships with its employees, clients, agents, representatives, or vendors. Mr. Brigeman further agrees to refrain from acting as a source (attributable or otherwise) or engaging in any formal or informal dialogue with the press or media regarding his experiences with or at the Company or any Releasee, or its or their past or present directors, officers, or employees, or regarding any information he may have acquired (first hand or otherwise) concerning operations, technology, marketing or advertising strategies or plans, financial performance, salary or incentive compensation practices, recruitment or retention strategies, employment practices, negotiation strategies, vendors, current or former employees, internal or external investigations, or internal policies and procedures of the Company or any Releasee. Nothing in this paragraph is intended to interfere with Mr. Brigeman’s ability to provide truthful testimony pursuant to paragraph 17 below.

17. Cooperation. Mr. Brigeman agrees not to encourage or assist in any litigation against Schwab or any Releasee or provide testimony in any matter in which Schwab or any Releasee has an interest unless he is required by law to do so. Notwithstanding the foregoing,

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Mr. Brigeman agrees that he will cooperate fully with the Company or any Releasee, or any corporate affiliate of any Releasee (specifically including any attorneys retained by the Company or any of the Releasees) in connection with any pending or future matter (including but not limited to any audit, tax proceeding, litigation, arbitration, external or internal investigation, or government proceeding) in which or to the extent the Company reasonably deems his cooperation necessary. Mr. Brigeman acknowledges and agrees that such cooperation may include, but shall in no way be limited to, being available for interviews with the Company or any of the Releasees, or any attorneys or agents retained by the Company or any of the Releasees, providing to the Company or any of the Releasees any documents in his possession or under his control relating to the matter, and providing sworn statements and/or testimony in connection with the matter. Mr. Brigeman agrees to appear and give testimony as a witness in any judicial, administrative, quasi-governmental, or investigatory proceeding as requested by the Company or any Releasee. Mr. Brigeman also agrees, upon request by the Company or any Releasee, to provide information that he learned during the course of the employment relationship with the Company. Mr. Brigeman further agrees to travel if necessary to give testimony in any regulatory proceeding, arbitration, or litigation. The Company will reimburse him for reasonable travel expenses (including reasonable out-of-pocket expenses) in accordance with the Company’s travel expense policies then in effect. To the extent permitted by the respective matter, the Company or any Releasee, in good faith, will attempt to accommodate and minimize the disruption to Mr. Brigeman’s post-Company employment obligations. In the event Mr. Brigeman provides a sworn statement or testimony, either as required by legal process or at the Company’s or any Releasee’s request, Mr. Brigeman agrees to do so in good faith and fully, accurately and truthfully, to the best of his ability. Mr. Brigeman agrees and understands that nothing in this Agreement is intended to prevent, impede, or interfere with his ability to respond to any inquiry or participate in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), the Equal Opportunity Employment Commission (“EEOC”), Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state governmental agency or regulatory authority. Mr. Brigeman further agrees to notify the Company promptly of any demand or legal process that seeks to cause him to disclose: confidential information about the Company or any Releasee, including any information covered by his Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement, and further agrees to cooperate fully with the Company or any Releasee if it decides to challenge the demand or legal process seeking such disclosure. If Mr. Brigeman is served with a subpoena, court order, or other legal process concerning any of the matters referenced above or in any proceeding in which the Company or any Releasee is a party or has an interest, he agrees to notify the Company within two (2) business days after receipt of such process and, in any event, no less than ten (10) business days in advance of any required appearance or production. Notice to be given under this provision to the Company or any Releasee shall be to: Jay Allen, EVP, Human Resources, Charles Schwab & Co., Inc., 211 Main Street, SF211MN-201, San Francisco, CA 94105-1905.

18. Confidential Information. Mr. Brigeman agrees that he remains bound by the Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement that he signed or electronically acknowledged as a condition of his employment. In exchange for the valuable

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consideration offered herein, he agrees and reconfirms his obligation to abide by the Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement, which is attached hereto as Exhibit C and is incorporated as if fully set forth herein.

19. Injunctive Relief. Mr. Brigeman acknowledges and agrees that the restrictions contained in Paragraphs 16, 17, and 18 are material inducements to the Company’s willingness to enter into this Agreement and necessary to protect the good will, trade secrets, and confidential and proprietary information of the Company. Mr. Brigeman further acknowledges that the restrictions contained in these Paragraphs are reasonable in scope and duration, will not prevent him from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Company, and that any breach by Mr. Brigeman of any provision contained in Paragraphs 16, 17, or 18 will result in immediate irreparable injury to the Company for which a remedy at law will be inadequate. Accordingly, Mr. Brigeman acknowledges that the Company shall be entitled to seek permanent injunctive relief against him in the event of any breach or threatened breach by Mr. Brigeman of the provisions of Paragraphs 16, 17, or 18 in addition to any other remedy that may be available to the Company, whether at law or in equity. The provisions of Paragraphs 16, 17, and 18 shall remain unmodified and in full force and effect following the Separation Date. It is the intention of the Parties to this Agreement that the covenants and restrictions set forth in Paragraphs 16, 17, and 18 be given the broadest interpretation permitted by law.

20. Return of Confidential and Proprietary Information. Mr. Brigeman acknowledges that he will return by his Separation Date to Schwab any and all property, files, materials, records, manuals, written communications, or other items (including hard copy and electronic documents, disks, and files) that he received, obtained and/or created as part of his employment (excluding information Mr. Brigeman received about insured benefits, welfare plans, equity grants (including the plan under which those awards are granted), retirement plan information, payroll information regarding Mr. Brigeman, and special awards) or that are in his possession or control belonging to Schwab or any of the Releasees, including but not limited to company sponsored credit cards or calling cards, pagers, handheld devices, computer software or hardware (including iPads), keys, and identity badges. Mr. Brigeman agrees that in the event he later locates any such document or materials, he will return it to Schwab immediately.

21. Breach of Agreement. If Mr. Brigeman undertakes any activities in violation of Paragraphs 2 (ii), 9, 16, 17, or 18 or otherwise breaches any of his obligations under this Agreement, his Separation Date will be accelerated immediately and all payments and other benefits conferred under this Agreement (with the exception of his final paycheck and any accrued but unused vacation and floating holidays) shall cease; provided, however, that such breach by Mr. Brigeman and/or cessation of payments and benefits by the Company will not affect the validity or enforceability of the Parties’ commitments under this Agreement (including but not limited to Mr. Brigeman’s general release and waiver of claims contained herein).

22. Company Policies. Mr. Brigeman confirms that, as of the date he executes this Agreement, to the best of his knowledge, there is no commission or omission of any act by any

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employee or agent of the Company that constitutes, or might reasonably constitute, a violation of the Company’s Code of Business Conduct and Ethics, Compliance Manual, or the Company’s legal obligations of which he is aware (or reasonably should have been aware), that has not already been brought to the Company’s attention or that Mr. Brigeman can reasonably expect to have been brought to the Company’s attention. Mr. Brigeman agrees that he will as promptly as reasonably possible notify the Company of any such acts or omissions to act that occurred during and relating to Mr. Brigeman’s employment with the Company and or come to his attention after the date he executes this Agreement.

23. Employment Verification. Mr. Brigeman agrees that he will direct all inquiries from prospective employers or others seeking verification of employment to the current EVP of Human Resources (presently, Jay Allen). Mr. Brigeman agrees that in the event he directs an inquiry to someone other than the current EVP of Human Resources to respond to requests for reference and employment verifications for Schwab, Schwab will not be liable for any disclosures made in response to such inquiries that deviate from the procedures set forth herein.

24. Corporate Approvals. This Agreement has been approved by the Compensation Committee of the Board of Directors of The Charles Schwab Corporation (the “Compensation Committee”) and shall be effective upon the Effective Date.

25. Agreement is Knowing and Voluntary. Mr. Brigeman understands and agrees that he:

a.	has had 21 days within which to consider this Agreement before executing it;

b.	has carefully read and fully understands all of the provisions of this Agreement;

c.	is, through this Agreement, releasing Schwab and the other Releasees from any and all claims he may have against Schwab and the other Releasees, as stated herein, that have arisen up to the date of execution of this Agreement;

d.	knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e.	knowingly and voluntarily intends to be legally bound by the same;

f.	was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

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g.

has seven (7) days after signing this Agreement to revoke it; the Agreement will not become effective or enforceable until the seven-day revocation period has passed. Revocation can be made by delivering written notice of revocation to Jay Allen, EVP, Human Resources, Charles Schwab & Co., Inc., 211 Main Street, SF211MN-201, San Francisco, CA 94105-1905 (fax: (xxx) xxx-xxxx). For this revocation to be effective, written notice must be sent by fax, electronic mail, or overnight delivery to Jay Allen no later than the close of business on the seventh (7th) calendar day after Mr. Brigeman signs this Agreement. If Mr. Brigeman revokes this Agreement, it shall not be effective or enforceable and Mr. Brigeman will not receive the benefits provided herein; and

h.	is receiving under this Agreement consideration that is in addition to anything to which he is already entitled.

26. Full and Independent Knowledge. The Parties represent that they have discussed thoroughly all aspects of this Agreement with their respective attorneys, fully understand all of the provisions of the Agreement, and are voluntarily entering into this Agreement.

27. No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this Agreement.

28. Ownership of Claims. Mr. Brigeman represents that he has not transferred or assigned, or purported to transfer or assign, any claim released by this Agreement. Mr. Brigeman further agrees to indemnify and hold harmless each and all of the Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

29. Non-Admission of Liability. Mr. Brigeman acknowledges that the execution of this Agreement and the payment of consideration hereunder are not and shall not be construed in any way as an admission of wrongdoing or liability on the part of Schwab, or any other person or business entity. Mr. Brigeman further acknowledges that Schwab denies any and all such liability and denies it has engaged in any wrongful act.

30. Other Representations. Mr. Brigeman represents that he has no pending claim for any work-related injury, and that his is not aware of any existing injury that would give rise to such a claim, whether under applicable workers’ compensation laws or otherwise. He further represents that he has been afforded all rights available to him under the Family Medical Leave Act, the Fair Labor Standards Act, and the Uniformed Services Employment and Reemployment Rights Act, if applicable, and has not been retaliated in any manner for doing so. Mr. Brigeman understands that Schwab relied on this representation in entering into this Agreement with him.

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31. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Ohio applicable to contracts made and to be performed within Ohio, without regard to its conflict of laws principles.

32. Arbitration. Except with respect to judicial injunctive relief as provided in paragraph 19 above, any dispute or breach arising out of the interpretation or performance of this Agreement shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Cleveland, Ohio and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With the exception of initial forum fees, the Company shall bear all costs imposed by the American Arbitration Association to administer the arbitration including arbitrator’s fees. The parties shall be allowed to conduct such discovery as permitted by the Commercial Arbitration Rules of the American Arbitration Association or by the arbitrator. At the conclusion of arbitration, the arbitrator shall issue an award in writing setting forth the basis for the award. The decision of the arbitrator shall be final and binding, and the Parties waive the right to trial de novo or appeal. Further, the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees. Excepted from this paragraph is a complaint with the EEOC, including a challenge to the validity of this Agreement under the law, to the extent such an exception is required by law and any claims required to be arbitrated with FINRA. Claims for unemployment insurance benefits and workers’ compensation benefits shall be resolved pursuant to the claims procedures under applicable state laws. Claims for benefits under any ERISA-governed employee benefit plan(s) shall be resolved pursuant to claims procedures under such benefit plans.

33. Waiver. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

34. Miscellaneous.

a. Both parties have participated in the drafting of this Agreement. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

b. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

c. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings, written or otherwise, between

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the Parties pertaining to the subject matter of this Agreement, except as specifically set forth herein.

d. The headings used herein are for reference only and shall not affect the construction of this Agreement.

35. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

34. Notification. Notice to be given under this Agreement to Schwab shall be to Jay Allen, EVP, Human Resources, Charles Schwab & Co., Inc., 211 Main Street, SF211MN-201, San Francisco, CA 94105-1905.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

BENJAMIN BRIGEMAN	CHARLES SCHWAB & CO., INC.

/s/ Benjamin Brigeman	By:	/s/ Jay L. Allen

Its: Executive Vice President, Human Resources and Employee Services

Date: February 28, 2012	Date:	February 24, 2012

THE CHARLES SCHWAB CORPORATION

	By:	/s/ Jay L. Allen

Its: Executive Vice President, Human Resources and Employee Services

	Date:	February 24, 2012

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EXHIBIT A—COMPETITOR BUSINESSES

Except as otherwise agreed to in writing by the Chief Executive Officer and the Executive Vice President, Human Resources of the Company, a Competitor Business will be defined as follows: 1) E*Trade Financial Corporation; E*Trade Financial Corporate Services, Inc.; E*Trade Access, Inc.; E*Trade Brokerage Holdings, Inc.; TD Ameritrade Holdings Co.; Fidelity Brokerage Services, LLC; and Fidelity Investments Institutional Services Company, Inc.; 2) any other company that is a financial institution regulated or registered by the federal banking regulators, the Securities Exchange Commission, the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority, or any equivalent state law that allows individuals or institutions to place or process orders for securities and/or other financial instruments (including, but not limited to banking functions and instruments) through any medium now known or later developed; or 3) any business that is determined in Schwab’s sole and reasonable discretion to be competitive with the business activities of the Company or its affiliates or subsidiaries.

EXHIBIT B TO SEPARATION AGREEMENT, GENERAL RELEASE

AND WAIVER OF CLAIMS

Supplemental Waiver & Release Agreement

Benjamin Brigeman entered into a Separation Agreement, General Release and Waiver of Claims (“Agreement”) with The Charles Schwab Corporation and Charles Schwab & Co., Inc. (“Schwab”).

Mr. Brigeman hereby acknowledges that:

1.	A blank copy of this Supplemental Waiver and Release Agreement (“Supplemental Agreement”) was attached as an Exhibit to the Agreement when it was given to him for review. He has had more time to consider signing this Supplemental Agreement than the ample time he was given to consider signing the Agreement. He may revoke this Supplemental Agreement within seven (7) days after he signs it in accordance with Paragraph 25 (g) of the Agreement. He was advised to discuss the Agreement, including this Supplemental Agreement, with an attorney before executing either document.

2.	Schwab will provide the Additional Consideration as set forth in the Agreement at Paragraph 4 only if he signs this Supplemental Agreement and does not revoke it within seven (7) days after he signs it.

3.	In exchange for the consideration set forth in Paragraph 2 of this Supplemental Agreement (Paragraph 4 of the Agreement), he hereby agrees that this Supplemental Agreement will be a part of his Agreement and that his Agreement is to be construed and applied as if he signed it on the day he signed this Supplemental Agreement. This extends his release of claims under Paragraphs 11 and 12 of the Agreement to any claims that may have arisen during the remainder of his employment through the last day of his employment on August 15, 2012 until the date of execution of this Supplemental Agreement, and this Supplemental Agreement becomes effective by its terms.

4.	Nothing in this Supplemental Agreement is intended to restrict or does restrict the scope or application of the releases and waivers, or any other provision, set forth in the Agreement.

5.

He understands and agrees that this Supplemental Agreement is not to be signed until after the last day of his employment, which is August 15, 2012. If the Supplemental Agreement is signed earlier than the last day of his employment, he understands that it will not be effective and that to receive the consideration set forth in Paragraph 2 of this

Supplemental Agreement he must sign another copy of the Supplemental Agreement after the last day of his employment.

This Supplemental Agreement must be signed after the last day of Mr. Brigeman’s employment on August 15, 2012 but no later than August 21, 2012.

Dated:
Benjamin Brigeman

Dated:
Jay Allen
EVP, Human Resources

EXHIBIT C

CHARLES SCHWAB CONFIDENTIALITY, NONSOLICITATION, AND INTELLECTUAL PROPERTY OWNERSHIP AGREEMENT 2008 (Simplified Confidentiality Agreement—Rev. 3/08)

CONFIRMATION PAGE

Confirmation of Agreement to and Signature on Confidentiality, Nonsolicitation and Assignment Agreement.

This is your Confirmation of your electronic agreement to the Confidentiality, Nonsolicitation and Assignment Agreement. You may print this copy and record of our agreement and retain it for your records.

To PRINT this page, simply click the PRINT BUTTON on your browser.

Employee: Ben Brigeman

Employee ID:

Employee Logon: us\ben.brigeman

Employee Email:

Employee Telephone: (xxx) xxx-xxxx

Employee Manager: Walt Bettinger

Date of Electronic Signature: 06/03/2008 17:13:24 PM EST

I AM ENTERING INTO THIS AGREEMENT IN CONSIDERATION FOR my initial or continued at-will employment with Charles Schwab & Co., Inc., its parent company and/or its subsidiaries, affiliates, joint venturers, and successors (collectively, “Schwab”), and the compensation and other benefits I receive from Schwab, including my participation in bonus and incentive compensation plans for which I am eligible. Acknowledging the receipt and adequacy of this consideration, and intending to be legally bound, I agree as follows:

a.	that I will maintain the confidentiality of all Confidential Information and Intellectual Property, as defined below, that I develop or obtain while I work at Schwab;

b.	that Schwab owns all Confidential Information and Intellectual Property, and that I will not assert any claim to the Confidential Information and/or Intellectual Property; and

c.	that I will not solicit or encourage Schwab’s employees or Schwab’s current or prospective clients to leave Schwab.

The scope of these obligations, and some of the possible consequences for breaching them, are described in more detail below.

1.	Protection of Schwab’s Confidential Information and Intellectual Property. While working at Schwab, I will develop and/or have access to Schwab’s Confidential Information and/or Intellectual Property, as defined in Paragraph 2. I acknowledge that Confidential Information and Intellectual Property is the exclusive property of Schwab, its business partners, licensors, and/or clients, and I agree not to assert any claim to it. Except as permitted in Paragraph 7, I agree not to use or disclose any Confidential Information and/or Intellectual Property during or after my employment with Schwab.

2.	What is Schwab Confidential Information and Intellectual Property? “Confidential Information” is all information learned during my employment that is not generally known to the public at the time it is made known to me. It includes, but is not limited to: “Trade Secrets” and “Developments,” as defined below; names, addresses, phone numbers, email addresses, account numbers or financial information pertaining to Schwab clients or prospective clients; proprietary software designs and hardware configurations; proprietary technology; business methods or strategies; new product and service ideas; marketing, financial, research and sales data; information sufficient to identify clients, vendors, or personnel; client, vendor or personnel lists, contact, account and related information; and all information Schwab treats or is obligated to treat as confidential, privileged, or for internal use only, whether or not owned by Schwab. “Trade Secrets” is any information that (i) has economic value from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its use; and (ii) Schwab takes reasonable steps to protect as secret. “Intellectual Property” is Schwab’s copyrighted materials, trademarks, service marks, logos, patents, Trade Secrets, and other intellectual property and proprietary rights.

3.	Agreement Not to Solicit. While I work for Schwab and for 18 months after my employment ends, I will not directly or indirectly solicit or induce: (a) any existing or prospective Schwab clients I serviced or about whom I gained Confidential Information (other than those listed in Exhibit A) in an attempt to divert, transfer, or otherwise take away business or prospective business from Schwab; and/or (b) any Schwab employee or contingent worker to leave his or her employment or engagement with Schwab.

4.	Removal and Return of Schwab Property. I will not remove any Schwab property, including any Confidential Information and/or Intellectual Property, in original or copied form, in either electronic or hardcopy form, except as required for me to carry out my job duties while employed by Schwab. Upon termination of my employment with Schwab for any reason, my acceptance of other employment, or at Schwab’s request, I will immediately return to Schwab all Schwab property and documents, including but not limited to Confidential Information and/or Intellectual Property; any Schwab-issued credit cards, security badges, keys and Secure ID tokens; and all Schwab-issued electronic and telephonic equipment including but not limited to computers, mobile phones, personal data assistants, CD-ROMs, DVDs, floppy disks, Zip drives, USB storage devices, flash drives, memory cards, or other electronic devices (“Electronic Devices”).

5.	Obligation to Protect Confidential Information and Intellectual Property. I will promptly notify Schwab if I become aware of or suspect any unauthorized use or disclosure of Confidential Information and/or Intellectual Property by me or anyone else, whether intentional or accidental.

6.	Schwab’s Ownership of Intellectual Property “Developments.”

a.

Disclosure of Developments While Employed by Schwab. I will promptly disclose in confidence to Schwab all inventions, improvements, designs, original works of authorship, and processes, including but not limited to all computer software programs and databases, whether or not protected or capable of protection under intellectual property or other laws, as well as all works based upon, derived from, reduced from, collecting, containing or making use of any of the foregoing or of any other Confidential Information or Intellectual Property of Schwab (collectively, “Developments”) that I create, make, conceive, implement, or first reduce to practice, either alone or with others, while I am employed by Schwab, and: (a) result from any work I perform for Schwab, whether or not in the normal course of my employment or during normal business hours; (b) reasonably relate to the actual or anticipated business, research or development of Schwab; or (c) are developed with the use of Schwab resources, facilities, Confidential Information and/or Intellectual Property.

b.	Help in Confirming Ownership. I must promptly disclose Developments to Schwab whether or not the Developments are patentable, copyrightable, or protectable as Trade Secrets. I agree all Developments will be the exclusive property of Schwab, and I irrevocably assign to Schwab all rights, title, and interest I may have or acquire in and to the Developments and the right to secure registrations, renewals, reissues, and extensions in the Developments. I will sign any documents and do all things necessary, whether during my employment or after, to assist Schwab to register, perfect, maintain and enforce Schwab’s rights in any Developments, without any additional compensation. If I fail or refuse for any reason to sign any document Schwab requires to perfect its ownership of the Developments, I appoint Schwab as my attorney-in-fact (this appointment to be irrevocable and to be a power coupled with an interest) to act on my behalf and to execute all such documents.

c.	State Laws Relating to Ownership of Developments. I understand if I am or become a California resident while employed by Schwab, then this Paragraph 6 will not apply to any Developments which fully qualify under Section 2870 of the California Labor Code, attached as Exhibit B to this Agreement. To the extent other similar laws may apply to residents of other states, the terms of Paragraph 6 shall be limited solely to the extent provided by the applicable laws of such states.

d.	Pre-Existing Intellectual Property. To the extent I have any pre-existing patent, trademark, or copyright registrations, I have listed them in Exhibit C. I understand Schwab does not want to use any other person’s intellectual property unlawfully. I agree to indemnify and hold Schwab harmless against any liability, and pay any loss or expense Schwab incurs, arising out of any claim that I misappropriated or infringed proprietary rights of a former employer or any other third party.

7.	Permissible Disclosure of Confidential Information and/or Intellectual Property. I can only use or disclose Confidential Information and/or Intellectual Property to the extent: (a) necessary to perform my job duties at Schwab; (b) I receive advance written permission from an authorized senior or executive officer of Schwab; (c) I am legally compelled by subpoena or other legal process to disclose the Confidential Information and/or Intellectual Property, subject to the procedures in Paragraph 9; or (d) disclosure is sought by a government entity, regulatory agency, or self regulatory organization, subject to the procedures in Paragraph 9. I understand that Schwab’s policy prohibits departing employees from taking client lists and account information.

8.	Questions About Confidential Information and/or Intellectual Property. If I am unsure whether information is Confidential Information and/or Intellectual Property, I will treat it as Confidential Information and/or Intellectual Property unless I receive advance written permission from an authorized senior or executive officer of Schwab.

9.

Subpoenas and Other Legal Requests for Disclosure. I will give Schwab prompt notice in writing before disclosing any Confidential Information and/or Intellectual Property under Paragraph 7 subsections © and (d). If Schwab does not obtain an order preventing the disclosure, I agree to disclose only that Confidential Information and/or Intellectual Property that I am legally compelled to disclose and to exercise reasonable efforts to ensure that the Confidential Information and/or Intellectual Property will be treated confidentially.

10.	Discovery and Injunctive Relief. In the event I violate, or Schwab reasonably believes I am about to violate, this Agreement, I agree Schwab is entitled to injunctive relief to prevent the violation(s) and/or preserve the status quo. I agree that in any proceeding alleging breach of this Agreement, each party shall have the right to engage in deposition and document discovery, and Schwab shall have the right to conduct forensic examination(s) of Electronic Devices in my possession or control, if Schwab reasonably believes such devices contain Confidential Information and/or Intellectual Property. I further agree that in connection with any application for injunctive relief, discovery shall be conducted on an expedited basis. If any dispute under this Agreement is arbitrable, then I understand my agreement to engage in discovery as outlined in this paragraph is an essential term of my arbitration agreement with Schwab, and these provisions are intended to supplement and modify any applicable arbitration rules.

11.	Liquidated Damages. If I solicit clients or employees in violation of Paragraph 3, and/or use or disclose Confidential Information relating to clients and/or their accounts in violation of Paragraph 1, I understand Schwab will suffer damages that may be difficult to quantify at the time of the violation, including, but not limited to: costs associated with investigating, monitoring, or remedying the misuse of Confidential Information; costs associated with maintaining, restoring or repairing Schwab’s relationship with current and prospective clients; revenue lost from client assets diverted or transferred; costs associated with replacing employees, including recruiting, hiring and training replacement employees, and lost productivity. Therefore, if I violate Paragraph 3, and/or Paragraph 1 relating to clients and/or their accounts, I agree to pay Schwab the following liquidated damages: (a) four percent (4%) of any client assets diverted from Schwab for any client who was solicited and/or whose Confidential Information was used or disclosed; and/or, (b) seventy-five percent (75%) of the most recent full year’s total annual compensation paid by Schwab to each employee solicited or induced to leave his or her employment. I agree that these formulas represent reasonable estimates of the compensatory damages that Schwab will incur as a result of violations of Paragraph 3 and/or Paragraph 1 relating to clients and/or their accounts, and are not a penalty. These liquidated damages are in addition to any other non-compensatory relief that Schwab may be entitled to, including but not limited to injunctive relief and/or punitive damages.

12.

General Provisions. I agree that if Schwab or I bring an action to enforce any provision of this Agreement, the prevailing party shall be entitled to attorneys’ fees and costs to enforce such claim. If any provision of this Agreement is found to be invalid or unenforceable, I agree that such provision should be deemed modified to the extent necessary to make it enforceable. If a court or arbitration panel declines to amend the provision to make it enforceable, then the remaining provisions of this Agreement shall remain in full force and effect. The terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state in which I was last employed by Schwab, without giving effect to such state’s conflict of law principles. I agree that this Agreement supplements any prior agreements I have with Schwab, all of which remain in full force and effect.

EXHIBIT A

List of family members and other relatives (identified by familial status) and individuals or entities to whom I provided financial services prior to joining Schwab:

X click here to electronically inital Exhibit A

EXHIBIT B

California Labor Code Section 2870

a.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

b.	To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

X click here to electronically inital Exhibit B

EXHIBIT C

Pre-Existing Intellectual Property Registrations:

X click here to electronically inital Exhibit C

Signature

I represent that I am the individual indicated in the “Work Contact Information” section in the upper left hand corner of this screen, that I accessed this screen by logging in to the Schwab network and using my unique password, and that I have not shared my password with anyone.

By clicking “I Agree” below I am creating a binding contract with Schwab, just as enforceable as if it were a handwritten signature.

I Agree